UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

NETGEAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETGEAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 2, 2009

10:00 a.m. local time

To Our Stockholders:

The 2009 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Tuesday, June 2, 2009 at 10:00 a.m. local time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1. To elect nine (9) directors to serve until the next Annual Meeting of Stockholders;

2. To approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 500,000 shares;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4. To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 3, 2009 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

This year, we are pleased to take advantage of the Securities and Exchange Commission’s rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer

San Jose, California

April 22, 2009

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS PROMPTLY AS POSSIBLE.

NETGEAR, INC.

PROXY STATEMENT FOR THE

2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of NETGEAR, Inc., a Delaware corporation, has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2009 Annual Meeting of Stockholders, which will take place at 10:00 a.m. local time on Tuesday, June 2, 2009 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2008, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 22, 2009 to all of our stockholders as of the record date, April 3, 2009. Stockholders who owned NETGEAR common stock at the close of business on April 3, 2009 are entitled to attend and vote at the annual meeting. On the record date, we had approximately 34,379,316 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. We had 37 stockholders of record as of the record date and our common stock was held by approximately 28,056 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2008, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The three proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” and “Proposal Three.” Each share of NETGEAR common stock you own entitles you to one vote. You can vote by:

•	returning the proxy or voter instruction card in the envelope provided, if you received or requested printed proxy materials;

•	following the instructions on the Notice and voting on the Internet, if you received the Notice; or

•	attending the annual meeting and voting in person at the annual meeting.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy and voter instruction card as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•

FOR the approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 500,000 shares; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Voting on the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Company Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Company Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing our Company Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Company Secretary at (408) 907-8000. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2008, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to Andrew W. Kim, our Vice President, Legal and Corporate Development and Company Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote on the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

Proposal One—Election of Directors. The nine director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by indicating the name(s) of such nominees on your proxy or voter instruction card.

Proposal Two—Approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan. Approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Abstentions and Broker Non-Votes

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan or the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against that proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy or voter instruction card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy or voter instruction card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposals One (Election of Directors) and Three (Ratification of Appointment of Independent Registered Public Accounting Firm), which are routine matters.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Vice President, Legal and Corporate Development and Company Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2010 Annual Meeting of Stockholders must be received by us no later than December 23, 2009 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2010 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy and voter instruction card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2010 annual meeting is March 8, 2010, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2010 annual meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is February 2, 2010 in connection with our 2010 Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the tenth business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder’s notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder’s notice shall also include the following information for the candidate: (i) name, age, business address and residence address, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our amended and restated bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders by submitting: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual board members or management. See “Election of Directors—Policy for Director Recommendations and Nominations” for additional information.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided such person meets the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting.”

Stockholder Communications to Directors

Stockholders may communicate directly with our Board of Directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Company Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received,” but will not be reviewed by the Company Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters directed directly to the Audit Committee, our Company Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s stockholder communications log.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jocelyn E. Carter-Miller, Ralph E. Faison, A. Timothy Godwin, Jef Graham, Linwood A. Lacy, Jr., George G. C. Parker, Gregory J. Rossmann, and Julie A. Shimer. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2010, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Vote Required

If a quorum is present and voting, the nine nominees receiving the highest number of votes will be elected to our Board of Directors. Abstentions are not counted in the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have the authority to vote your shares. Stockholders are not entitled to cumulative voting in the election of directors.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 13, 2009, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	52	Chairman and Chief Executive Officer/Nominee	2000
Jocelyn E. Carter-Miller	51	Director/Nominee	2009
Ralph E. Faison	50	Director/Nominee	2003
A. Timothy Godwin	59	Director/Nominee	2003
Jef Graham	53	Director/Nominee	2005
Linwood A. Lacy, Jr.	63	Director/Nominee	2002
George G. C. Parker	69	Director/Nominee	2007
Gregory J. Rossmann	47	Director/Nominee	2002
Julie A. Shimer	56	Director/Nominee	2007

Patrick C.S. Lo has served as Chairman of our Board of Directors since March 2002 and our Chief Executive Officer since March 2000. From September 1999 to March 2002, he served as our President, and from our inception in 1996 until September 1999, he served as Vice President and General Manager. Mr. Lo joined Bay Networks, a networking company, in August 1995 to launch a division targeting the small business and home markets and established the NETGEAR division in January 1996. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, a computer and test equipment company, where he served in various management positions in software sales, technical support, network product management, sales support and marketing in the United States and Asia, including as the Asia/Pacific marketing director for Unix servers. Mr. Lo received a B.S. degree in Electrical Engineering from Brown University.

Jocelyn E. Carter-Miller has served as one of our directors since January 2009. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a community empowerment firm that educates and inspires children, families and communities through the development and management of charter schools and community-based programs. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc., the Interpublic Group of Companies, Inc. and a non-profit organization. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison currently is a private investor. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T’s wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida.

Jef Graham has served as one of our directors since July 2005. From January 2006 to the present, Mr. Graham has served as the Chairman and CEO of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and CEO of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the CEO of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom.

Linwood A. Lacy, Jr. has served as one of our directors since September 2002. Mr. Lacy currently is a private investor. From July 1998 to July 2001, Mr. Lacy served as Chairman of 4Sure.com, a direct marketer of computer and technology products. From October 1996 to October 1997, Mr. Lacy served as President and Chief Executive Officer of Micro Warehouse Incorporated, a microcomputer direct-marketing company. From 1985 to

May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From April 1996 to May 1996, Mr. Lacy served as Vice Chairman of Ingram Industries Inc.; from June 1995 to April 1996, he served as its President and Chief Executive Officer; and from December 1993 to June 1995, he served as its President. Mr. Lacy is a director of several private companies, including Ingram Industries Inc. and Mail Express, Inc. He is also the Chairman of Mail Express, Inc. Mr. Lacy received both a B.S. degree in Chemical Engineering and an M.B.A from the University of Virginia.

George G. C. Parker, Ph.D. has served as one of our directors since January 2007. Professor Parker has been a distinguished member of the faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). He is also Director of the Financial Management Program and the Finance and Accounting for Non-financial Executives Program. At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives. Professor Parker is a member of the Board of Directors of BGI Mutual Funds, an investment company, Continental Airlines, a transportation company, Tejon Ranch Company, a real estate development company and Threshold Pharmaceuticals, Inc., a biotechnology company. Professor Parker holds a B.S. degree from Haverford College and an M.B.A. and Ph.D. degree from the Stanford Graduate School of Business.

Gregory J. Rossmann has served as one of our directors since February 2002. Mr. Rossmann currently is a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer is currently the president and CEO of Welch Allyn, a leading manufacturer of frontline medical products and solutions. Prior to Welch Allyn, Dr. Shimer served as president and CEO of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is a member of the Board of Directors of Welch Allyn and several other private foundations. Dr. Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master’s and Doctorate degrees in Electrical Engineering from Lehigh University.

There are no family relationships between any director or executive officer. Our Board of Directors has determined that Messrs. Faison, Godwin, Graham, Lacy, Jr., Parker and Rossmann and Mses. Carter-Miller and Shimer are independent under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. We strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2008 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance.

Vote Required and Board of Directors’ Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of 7 meetings during 2008. Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each member of the committees meets the independence standards of Rule 4200(a)(15) of the Nasdaq Stock Market and applicable independence rules of the Securities and Exchange Commission. A majority of our Board of Directors are independent directors, as defined by the Nasdaq Marketplace rules. Mr. Lacy has served as the lead independent director since April 2006. All of our directors attended at least 75% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Date of Inception	Members at the End of 2008	Committee Functions	Meetings Held in 2008
Audit	2000	A. Timothy Godwin (Chair) Linwood A. Lacy, Jr. George G. C. Parker	• Reviews internal accounting procedures • Appoints independent registered public accounting firm • Reviews annual audit plan of the independent auditor, the results of independent audit, and the report and recommendations of the independent auditor • Evaluates the adequacy of our internal financial and accounting processes and controls • Determines investment policy and oversees its implementation	10

Compensation	2000	Ralph E. Faison (Chair) Jef Graham Gregory J. Rossmann Julie A. Shimer	• Administers our equity plans • Reviews compensation of directors and officers and makes recommendations to the Board with respect thereto • Reviews and recommends general policies relating to compensation and benefits	8
Nominating and Corporate Governance	2004	Linwood A. Lacy, Jr. (Chair) Ralph E. Faison A. Timothy Godwin Jef Graham	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of Board and its committees	4

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Audit Committee currently consists of Messrs. Godwin, Lacy, Jr., Parker and Ms. Carter-Miller. Our Board of Directors has determined that each of Messrs. Godwin, Lacy, Jr., Parker and Ms. Carter-Miller is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. Our Board of Directors has determined that Messrs. Godwin, Lacy, Jr., Parker and Ms. Carter-Miller are “independent” under the listing standards of the Nasdaq Stock Market. Mr. Godwin serves as chairman of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Compensation Committee currently consists of Messrs. Faison, Graham, Rossmann and Ms. Shimer, each of whom is a non-management member of our Board of Directors. Mr. Faison serves as chairman of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. Our Nominating and Corporate Governance Committee currently consists of Messrs. Faison, Godwin, Graham and Lacy, Jr. None of the current members of the Nominating and Corporate Governance Committee is an employee of NETGEAR and each is independent under the listing requirements of the Nasdaq Stock Market. Mr. Lacy, Jr. serves as chairman of the Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee approves the nominees for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on our company website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than Board and Committee compensation.

•	Mr. Lacy has served as the lead independent outside director since April 2006.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics. We will post any amendments to, or waivers from, our code of ethics on our website.

•	Directors stand for re-election every year.

•	The Audit, Compensation and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•

Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2008 Annual Meeting of Stockholders, every one of our directors who was a director at that time was in attendance.

•

Directors and officers are encouraged to hold and own common stock of the company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairman of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairman of our other committees is also paid an additional annual retainer of $4,000. Retainers are paid on a quarterly basis at the end of each quarter.

Our non-employee directors receive $1,000 per meeting and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairman of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis at the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period. On an annual basis, a non-employee director who has been with us for at least six months at the time of our annual stockholder meeting is eligible to receive an annual grant of 6,000 restricted stock units, which will be fully vested on the date of the following year’s annual stockholder meeting.

In order to encourage continuing director education, the Nominating and Corporate Governance Committee has established a budget for director compensation of $6,000 over any two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve.

As a result of the current global economic climate, our non-employee directors agreed not to take any cash compensation associated with their membership on the Board or any committee for the first quarter of 2009.

Fiscal Year 2008 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2008 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (4)	$—	$—	$—	$—
Ralph E. Faison (3)	$49,500	$112,020	$—	$161,520
A. Timothy Godwin (3)	$73,000	$112,020	$—	$185,020
Jef Graham (3)	$44,000	$112,020	$32,777	$188,797
Linwood A. Lacy, Jr. (3)	$51,000	$112,020	$—	$163,020
George G. C. Parker (3)	$42,000	$133,717	$—	$175,717
Gregory J. Rossmann (3)	$39,000	$112,020	$—	$151,020
Julie A. Shimer (3)	$40,000	$123,957	$—	$163,957

(1)

The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2008 related to all outstanding non-option stock awards (restricted stock units), as described in Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, each Director had the following number of restricted stock units outstanding: Jocelyn E. Carter-Miller, zero units; Ralph E. Faison, 6,000 units; A. Timothy Godwin, 6,000 units; Jef Graham, 6,000 units; Linwood A. Lacy, Jr., 6,000 units; George G. C. Parker, 11,333 units; Gregory J. Rossmann, 6,000 units; and Julie A. Shimer, 11,333 units.

(2)	The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2008 related to all outstanding option stock awards, as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, each Director had the following number of options outstanding: Jocelyn E. Carter-Miller, 0; Ralph E. Faison, 55,000; A. Timothy Godwin, 65,000; Jef Graham, 8,333; Linwood A. Lacy, Jr., 91,250; George G. C. Parker, 0; Gregory J. Rossmann, 0; and Julie A. Shimer, 0.

(3)	Each of these directors were issued 6,000 restricted stock units on June 3, 2008, which vest entirely on the date of the next annual meeting of the stockholders. Each of these awards had a grant date fair value of $111,540.

(4)	Jocelyn E. Carter-Miller has served as a director since January 2009. Due to this, Ms. Carter-Miller did not earn any fees and was not issued any restricted stock units in 2008.

Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock, and our executive officers to own NETGEAR common stock with a value equal to a multiple of the officer’s salary level. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Directors and officers have a five year period in which to achieve the required compliance level.

Compensation Committee Interlocks and Insider Participation

During 2008, our Compensation Committee consisted of Messrs. Faison, Graham, Rossmann, and Ms. Shimer, each of whom is a non-management member of our Board of Directors. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE NETGEAR, INC. 2003

EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (the “Purchase Plan”). A total of 500,000 shares of our common stock were initially authorized for sale under the Purchase Plan. The Purchase Plan is a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees and is one of the primary programs through which our employees may achieve ownership in the Company and thereby share in the success of our Company. Therefore, the Board has approved an amendment to the Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 500,000 shares to a total of 1,000,000 shares, subject to stockholder approval at the Annual Meeting. As of March 31, 2009, without giving effect to the proposed amendment, a total of 110,289 shares were available for sale under the Purchase Plan. The Purchase Plan is not being amended in any other material respect.

Summary of the NETGEAR, Inc. 2003 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix A.

General

The Purchase Plan was originally adopted by the Board in April 2003 and approved by our stockholders in July 2003. The Board approved the amendment to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 500,000 shares on March 23, 2009, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of the Company’s common stock through payroll deductions.

Shares Available for Issuance

If our stockholders approve this proposal, a total of 1,000,000 shares of our common stock will be authorized for sale under the Purchase Plan.

Administration

The Board or a committee appointed by the Board (referred to herein as the “Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Each of the Company’s (or the Company’s designated subsidiaries) common law employees whose customary employment with the Company or one of the Company’s designated subsidiaries is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of the Company’s capital stock or the capital stock of any parent or subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of March 31, 2009, approximately 561 employees, including all of our executive officers, would be eligible to participate in the Purchase Plan.

The Administrator, in its sole discretion and prior to an offering date, may determine that an individual will not be eligible to participate if he or she: (i) has not completed at least two years of service since his or her last hire date, (ii) customarily works not more than twenty hours per week (or such lesser period of time as determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its sole discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee, as determined under Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Administrator, in its discretion, may from time to time exclude certain employees of designated subsidiaries of the Company who participate in the non-423(b) component of the Purchase Plan from being eligible to participate in the Purchase Plan.

Offering Period

Unless the Administrator determines otherwise, each offering period under the Purchase Plan will have a duration of approximately six (6) months, commencing on February 1 and August 1 of each year and terminating on the following January 31 and July 31, or the immediately preceding trading day if January 31 or July 31 is not a trading day.

To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan, which may not exceed 10% of a participant’s eligible compensation during the offering period, unless the Administrator provides otherwise. During an offering period, a participant may increase or decrease the rate of payroll deductions in an offering period within limits set by the Administrator.

Once an employee becomes a participant in the Purchase Plan, the employee continues to participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s designated subsidiaries terminates. On the first trading day of each offering period, each participant is granted an option to purchase shares of the Company’s common stock. The option expires at the end of the offering period, or potentially earlier in connection with an employee’s termination (described below), but is exercised on the last trading day of the offering period to the extent of the payroll deductions accumulated during such offering period.

Purchase Price

Unless and until the Administrator determines otherwise, the purchase price for shares is 85% of the fair market value of the common stock on the last trading day of the offering period. The fair market value of common stock on any relevant date generally will be the closing price per share as reported on any established stock exchange or a national market system, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

The number of whole shares of common stock that a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 10,000 shares each offering period.

Withdrawal

Generally, a participant may withdraw all but not less than all of his or her payroll deductions from an offering period at any time by written notice prior to the last trading day of the offering period without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to the Company.

Termination of Employment

Upon termination of a participant’s employment for any reason, including death or disability, he or she will be deemed to have elected to withdraw from the Purchase Plan and any payroll deductions credited to the participant’s account (to the extent not used to make a purchase of the Company’s common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Change of Control

Changes in Capitalization. Subject to any required action by our stockholders, in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other change in the number of shares of common stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), appropriate adjustments will be made in the purchase price per share and the number of shares of common stock covered by each option under the Purchase Plan (which has not yet been exercised), as well as to the number of the shares available for purchase under the Purchase Plan and the per-person numerical limits on the number of shares that may be purchased under the Purchase Plan.

Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new exercise date on which such offering periods will end, unless provided otherwise by the Administrator. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change of Control. In the event of a “change of control,” as defined in the Purchase Plan, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, any offering periods then in progress will be shortened by setting a new exercise date on which such offering periods will end. The new exercise date will be prior to the change of control. Further, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Purchase Plan. The Administrator may, at any time and for any reason, terminate, amend or suspend the Purchase Plan, including the term of any offering period then outstanding. Generally, no such termination can adversely affect options previously granted and stockholder approval will be sought for certain changes as required by applicable law.

Participation in Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the amended Purchase Plan since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock that were purchased during the last fiscal year under the Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase.

Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price ($)	Fair Market Value at Date of Purchase ($)
Patrick C.S. Lo	908	$22.66	$26.66
Christine M. Gorjanc	—	$—	$—
David S. Soares	908	$22.66	$26.66
Michael F. Falcon	—	$—	$—
Michael A. Werdann	907	$21.43	$25.21
All current executive officers, as a group	2,723	$22.25	$26.18
All directors who are not executive officers, as a group	—	$—	$—
All employees who are not executive officers, as a group	77,765	$16.62	$19.55

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors’ Recommendation

The approval of the Purchase Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan and the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2008. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2008 and December 31, 2007:

Fee Category	2008 Fees	2007 Fees
Audit Fees	$1,771,151	$1,506,379
Audit-Related Fees	$—	$—
Tax Fees	$167,604	$134,241
All Other Fees	$1,500	$1,500

Total Fees	$1,940,255	$1,642,120

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2009 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 13, 2009 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or that will become exercisable within 60 days of March 13, 2009, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 34,379,316 shares of our common stock outstanding as of March 13, 2009. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Options Beneficially Owned (8)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
Royce & Associates, LLC (1)	4,355,800	—	4,355,800	12.7%
FMR LLC (2)	3,565,719	—	3,565,719	10.4%
Barclays Global Investors, NA. (3)	2,402,464	—	2,402,464	7.0%
Executive Officers and Directors:
Patrick C.S. Lo (4)	305,839	456,753	762,592	2.2%
Christine M. Gorjanc (5)	7,379	67,082	74,461	*
David S. Soares	9,657	51,875	61,532	*
Michael F. Falcon	4,247	29,480	33,727	*
Michael A. Werdann	2,809	15,207	18,016	*
Jocelyn E. Carter-Miller	—	—	—	—
Ralph E. Faison	9,600	6,770	16,370	*
A. Timothy Godwin (6)	20,415	65,000	85,415	*
Jef Graham	10,000	8,333	18,333	*
Linwood A. Lacy, Jr.	182,700	91,250	273,950	*
George G. C. Parker	11,333	—	11,333	*
Gregory J. Rossmann	10,000	—	10,000	*
Julie A. Shimer	11,333	—	11,333	*
All current directors and executive officers as a group (16 persons) (7)	601,914	930,309	1,532,223	4.3%

*	Less than one percent of our outstanding shares of common stock

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 27, 2009, by Royce & Associates, LLC (“Royce & Associates”). Royce & Associates has sole voting and dispositive power over all of the reported shares. The address of Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.

(2)	Based on information contained in an Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”) is a wholly owned subsidiary of FMR and, as an investment advisor, is deemed to beneficially own 3,565,219 shares as a result of acting as investment advisor to various investment companies including the Fidelity Low Priced Stock Fund, which owns 3,534,317 shares. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole dispositive power over 3,565,219 shares. The Board of Trustees of Fidelity and the funds has sole power to vote and direct the voting of the shares owned directly by the Fidelity funds. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 500 shares; Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over these shares, but no voting power with respect to these shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Based on information contained in a Schedule 13(G) filed with the Securities and Exchange Commission on February 5, 2009, by Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, LTD. Barclays Global Investors, NA. is the reported beneficial owner of 895,141 shares, has sole voting power over 758,916 shares and sole dispositive power over all such shares. Barclays Global Fund Advisors is the reported beneficial owner of 1,483,529 shares, has sole voting power over 1,082,051 shares and sole dispositive power over all such shares. Barclays Global Investors, LTD is the reported beneficial owner of 23,794 shares, has sole voting power over 1,135 shares and sole dispositive power over all such shares. The address of Barclays Global Investors, NA. and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(4)	Shares beneficially owned by Mr. Lo include (1) 23,585 shares held of record by The Patrick C.S. Lo Grantor Retained Annuity Trust, (2) 243,962 shares held of record by The Patrick and Emily Lo Revocable Living Trust Dated 4-7-99, (3) 8,118 shares held of record by The Daphne T. W. Lo 2002 Irrevocable Education Trust, (4) 8,118 shares held of record by The Kai W. Lo 2002 Irrevocable Education Trust, and (5) 22,056 shares held of record by Mr. Lo.

(5)	Shares underlying options beneficially owned by Ms. Gorjanc include 12,500 shares that are subject to resale restrictions.

(6)	Shares beneficially owned by Mr. Godwin include (1) 10,415 shares held of record by the Maureen A. Godwin Family Trust, (2) 6,000 shares held of record by the A. Timothy Godwin Family Trust, (3) and 4,000 shares held of record by the Timothy Godwin Individual Investor Account.

(7)	Shares underlying options beneficially owned by all current officers and directors as a group include 12,500 shares that are subject to resale restrictions.

(8)	The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable within 60 days of March 13, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, our Board of Directors believes that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are important factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

Designing a Competitive Compensation Package

Recruitment and retention of our executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs of the Company and making such recommendations or changes as it deems appropriate. Our Compensation Committee’s approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group consists of 13 publicly traded companies from the computer peripheral and communications equipment industries and of comparable size to us: 3Com Corp., Avocent Corp., Brocade Communications Systems, Inc., Digi International, Inc., Emulex Corp., Extreme Networks, Inc., Foundry Networks, Inc., Juniper Networks, Inc., Keytronic Corp., McData Corp., MRV Communications, Inc., Network Equipment Technologies, Inc. and Radisys Corp. Statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the market. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values.

The Compensation Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Compensation Committee but has been authorized by the Compensation Committee to work with certain executive officers of the Company. The consultant conducts regular reviews of total compensation of the Company's executive group. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year.

In determining the appropriate individual compensation levels for executives, the Compensation Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all executives, except our CEO, are developed by the Compensation Committee in consultation with our CEO and the compensation consultant. The Compensation Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the executive officers. In the case of the CEO, the Compensation Committee develops its own recommendation in executive session without the CEO, or any other member of management, present. The Compensation Committee then presents its recommendation for executive compensation to the independent members of the Board for final review and approval.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally at the median of the Peer Group to facilitate a competitive recruitment and retention strategy. As a result, base salary for senior executives is generally set at approximately the 50th percentile of the Peer Group with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Compensation Committee and approved annually by the independent members of the Board in the first quarter of the year. For 2008, base salary for the named executive officers were set at approximately the median of the Peer Group, resulting in percentage salary increases for the Company’s named executive officers ranging from 4.4% to 29.0% effective as of January 1, 2008. Ms. Gorjanc’s base salary increase for 2008 reflects her promotion from Chief Accounting Officer to Chief Financial Officer. As a group, the named executive officers’ base salaries were slightly below the 50th percentile of the Peer Group for 2008. For 2009, as a result of the current global economic climate, base salary for the named executive officers was frozen at 2008 levels. Also, as a result of the current global economic climate, in the first quarter of 2009 our Board approved a temporary 10% reduction in the base salary of all full time senior managers at the vice president level or above including the CEO, CFO and other named executive officers.

We provide various employee benefit programs to our executive officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. These benefit programs are generally available to all our employees.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year’s performance and equity awards that generally vest over four years to reward long-term performance.

Annual Incentive Plan. All of our employees, including our executive officers, participate in an annual incentive plan. Each commissioned employee, including certain of our sales executives, participates under an annual sales commission plan and is eligible to receive a cash commission based upon the achievement of certain quarterly sales goals and objectives and of individual objectives, in each case established at the beginning of the calendar year. Each non-commissioned employee, including certain of our executives, participates under our annual bonus plan and is eligible to receive a cash bonus primarily based upon the level of annual operating income achieved by the Company and the achievement of individual objectives, in each case established at the beginning of the calendar year. Bonuses under the annual bonus plan are generally paid after the filing of our Annual Report on Form 10-K for that calendar year is completed, which is generally in the first quarter of the following year, or earlier at the discretion of the Board.

Under their 2008 annual sales commission plans, Messrs. Soares and Werdann each were eligible to receive a sales commission based upon a modified measure of profit contribution achieved by the Company as measured on a quarterly basis, with a target objective in part derived from the Company’s 2008 annual operating plan that is approved by our Board at the beginning of 2008. The commission plan also provides for the ability of Messrs. Soares and Werdann to earn up to three times the commission rate for overachieving above the target measure of profit contribution. There is no cap on the amount of commission that may be earned under these plans. The amount of the earned commission is calculated and paid on a quarterly basis. Based on the Company’s performance in 2008, Mr. Werdann received an earned commission of approximately $162,000. Mr. Soares only participated in his commission plan in the first quarter of 2008, as he was transferred to the 2008 executive bonus plan following the first quarter of 2008. Based on the Company’s performance in the first quarter of 2008, Mr. Soares received an earned commission of approximately $73,000.

Under the 2008 executive bonus plan, our Chief Executive Officer was eligible to receive an incentive bonus of between 50% to 200% of his base salary, and each other participating executive officer was eligible to receive an incentive bonus of between 25% to 75% of his or her base salary, in each case based upon the level of annual operating income achieved by the Company, provided however, that a minimum operating income threshold must be achieved before any bonus is earned. The target bonus for our Chief Executive Officer was 100% of base salary and the target bonus for each other participating executive officer was 50% of base salary, and such target bonus was based upon us achieving the annual operating income target under our 2008 annual operating plan reviewed and approved by our Board of Directors at the beginning of 2008. Our Board of Directors also had the authority to increase or decrease the bonus achievement threshold of our Chief Executive Officer by up to 20% based upon his personal job performance over the course of 2008. The Company believes that the target performance goal was set at an appropriate level based on market and industry expectations at that time and that it was realistic and achievable. In addition, once the eligible bonus is determined based upon the level of annual operating income achieved, 40% of such bonus is then conditional upon the executive’s achievement of his or her individual annual objectives. Based on our 2008 annual operating income falling below the minimum threshold set forth in the 2008 executive bonus plan, no bonuses were paid to the Chief Executive Officer or participating executive officers. In addition, as a result of the current global economic climate, the Company temporarily suspended the annual bonus plan for all non-commissioned employees, including the named executive officers, for 2009.

Equity Awards. We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”). Equity grants are periodically granted under the 2003 Plan and the 2006 Plan to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards.

With respect to the size of the equity awards granted to our executive officers, the Compensation Committee considers the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and any other factors that our Board of Directors may deem relevant. The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our executive officers are only granted during a Board meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates.

As part of the annual compensation review in the first quarter, we generally provide annual refresh equity awards to our executive officers for that year. The named executive officers received a combination of option and restricted stock unit awards, as detailed in the Grants of Plan-Based Awards table below. In the first quarter of

2009, we provided annual refresh option and restricted stock unit awards to our named executive officers at a level that targeted their total compensation to be at the median of the Peer Group.

We have also adopted stock ownership guidelines for our executive officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Executive officers have a five year period in which to achieve the required compliance level. Shares owned directly by the executive, unvested restricted stock units, and shares held in a Section 401(k) or deferred compensation account are counted toward the guidelines. All of our current named executive officers are in compliance with the guidelines.

Setting the Pay Mix

The Compensation Committee emphasizes performance-based compensation, at risk and dependent directly on results, for our executive team. Comparing the major elements of total compensation, on average base salary comprises approximately 35%, annual incentive compensation approximately 15%, and long-term incentive compensation approximately 50% of the pay mix. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at the 50th percentile of the Peer Group for the executive population. Cash above this percentile will generally result from above-target performance in the annual incentive plan or a special bonus for extraordinary performance or for retention purposes. The value of long-term incentive compensation is also targeted at the 50th percentile of the Peer Group, resulting in a total compensation package at the median level.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each named executive officer is eligible for is governed by his or her employment agreement with us. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation—Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the other four most highly-compensated executive officers. NETGEAR may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). NETGEAR has adopted a policy that, where reasonably practicable, NETGEAR will seek to qualify variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2008 for services rendered in all capacities for the years indicated.

Name and principal position	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($)			Total ($)
Patrick C.S. Lo,	2008		$599,423		$—		$346,144		$974,610		$—		$7,000	(5)		$1,927,177
Chairman and Chief Executive Officer	2007 2006	$ $	574,038 522,981	$ $	57,500 61,688	$ $	202,011 39,690	$ $	659,856 186,869	$ $	895,500 190,312	$ $	1,500 1,500	(5) (5)	$ $	2,390,405 1,003,040

Christine M. Gorjanc,	2008		$318,327		$—		$182,815		$126,529		$—		$7,000	(5)		$634,671
Chief Financial Officer	2007		$250,586		$—		$83,850		$50,926		$105,806		$1,500	(5)		$492,668
	2006		$226,385		$7,418		$13,975		$—		$82,582		$1,500	(5)		$331,860

David S. Soares,	2008		$323,845		$—		$130,268		$185,734		$72,867		$84,540	(7)		$797,254
Senior Vice President of Worldwide Sales (6)	2007 2006	$ $	291,864 239,584	$ $	— —	$ $	72,919 13,230	$ $	186,469 122,826	$ $	220,186 168,873	$ $	81,197 68,312	(8) (9)	$ $	852,635 612,825

Michael F. Falcon,	2008		$264,654		$—		$133,567		$152,116		$—		$7,000	(5)		$557,337
Senior Vice President of Operations	2007 2006	$ $	249,519 224,904	$ $	— 8,437	$ $	72,919 13,230	$ $	134,524 220,831	$ $	101,250 81,563	$ $	1,500 1,500	(5) (5)	$ $	559,712 550,465

Michael A. Werdann,	2008		$219,423		$—		$84,189		$82,420		$161,793		$—			$547,825
Vice President of Americas Sales	2007 2006	$ $	194,712 179,923	$ $	— —	$ $	42,776 13,230	$ $	94,752 77,094	$ $	136,287 121,352	$ $	— 1,500	(5)	$ $	468,527 393,099

(1)	The amounts included in the “Bonus” column represent discretionary cash bonuses earned in 2007 and 2006, respectively. These discretionary cash bonuses were paid in March 2008 and March 2007, respectively.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized related to all outstanding non-option stock awards (restricted stock units), as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in 2008.

(3)	The amounts included in the “Option Awards” column represent the compensation cost we recognized related to all outstanding option stock awards, as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the “Grants of Plan-Based Awards Table” for more information regarding the option awards we granted in 2008.

(4)	The amounts included in the “Non-Equity Incentive Plan Compensation” column for all officers other than Messrs. Soares and Werdann represent cash bonuses earned under our annual bonus plan for each corresponding fiscal year. The amounts included for Messrs. Soares and Werdann represent the payments made to them under their annual sales commission plans.

(5)	Consists of matching contributions under our 401(k) plan.

(6)

Mr. Soares, as a United Kingdom based employee, is paid in Pounds Sterling. In calculating the dollar equivalent for disclosure purposes, the Company converted each payment pertaining to amounts earned in

2008, 2007, and 2006 into dollars based on the average annual exchange rate in those years, which were, 1.85518, 2.00181, and 1.84295 dollars per Pound Sterling, respectively.

(7)	Mr. Soares received a housing allowance of $26,022, an employer matching contribution to a portable personal pension plan in the United Kingdom of $37,793 and a car and personal transportation allowance of $20,725. No tax payment gross-up was made for Mr. Soares.

(8)	Mr. Soares received a housing allowance of $26,022, an employer matching contribution to a portable personal pension plan in the United Kingdom of $34,061 and a car and personal transportation allowance of $21,114. No tax payment gross-up was made for Mr. Soares.

(9)	Mr. Soares received a housing allowance of $25,567, an employer matching contribution to a portable personal pension plan in the United Kingdom of $23,787 and a car and personal transportation allowance of $18,958. No tax payment gross-up was made for Mr. Soares.

Grants of Plan-Based Awards in Fiscal Year 2008

Grants of Plan-Based Awards

The following table provides certain information relating to stock awards granted to, and the range of payouts that were achievable for, each of our executive officers named in the summary compensation table above during the fiscal year ended December 31, 2008. All of the equity awards were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee’s services to us cease. A description of our 2006 Plan follows the table below. Cash awards under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our named executive officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis—Incentive Compensation—Annual Incentive Plan.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	1/11/2008(1)					100,000	$28.79	$1,238,793
	1/11/2008(2)				20,000			$575,800
	(4)	$—	$600,000	$1,200,000

Christine M. Gorjanc	1/11/2008(1)					25,000	$28.79	$309,698
	1/11/2008(2)				15,000			$431,850
	(4)	$—	$160,000	$240,000

David S. Soares	1/11/2008(1)					20,000	$28.79	$247,759
	1/11/2008(2)				8,000			$230,320
	(6)	$—	$48,052	no cap
	(7)	$—	$128,112	$192,168

Michael F. Falcon	1/11/2008(1)					15,000	$28.79	$185,819
	1/11/2008(2)				8,500			$244,715
	(4)	$—	$132,500	$198,750

Michael A. Werdann	1/11/2008(1)					15,000	$28.79	$185,819
	1/11/2008(2)				6,000			$172,740
	(3)	$—	$156,369	no cap

(1)	25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider on such dates.

(2)	These restricted stock unit awards will vest in four equal annual installments on the first four anniversaries of the grant date, subject to the recipient continuing to be a service provider on such dates. Upon vesting, each restricted stock unit will entitle the recipient to receive one share of common stock of the Company.

(3)	These estimated future payouts are pursuant to Mr. Werdann’s annual sales commission plan.

(4)	These estimated future payouts are pursuant to the terms of the Company’s 2008 annual bonus plan. The maximum payout that may be earned is dependent upon the Company’s level of operating income achieved during 2008. In addition, once the eligible payout is determined, 40% of such payout is then conditional upon the executive’s achievement of his or her individual objectives. As a result, the payout under the bonus plan may be $0.

(5)	These amounts represent the full grant date value calculated utilizing the provisions of SFAS 123R without regard to vesting. See Note 9 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of equity awards. Regardless of the value placed on a stock option by SFAS 123R on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at the date in the future when the option is exercised.

(6)	These estimated future payouts are pursuant to Mr. Soares’ annual sales commission plan, which was in effect during the first quarter of 2008.

(7)	These estimated future payouts are pursuant to the terms of the Company’s 2008 annual bonus plan, which Mr. Soares began participating in at the beginning of the second quarter of 2008.

Amended and Restated 2006 Long-Term Incentive Plan

The 2006 Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, performance awards and other stock awards, to eligible directors, employees and consultants of the Company. Upon the adoption of the 2006 Plan, the Company reserved 2,500,000 shares of common stock for issuance under the 2006 Plan. In June 2008, the Company adopted amendments to the 2006 Plan which among other things increased the number of shares of the Company’s common stock that may be issued under the 2006 plan by an additional 2,500,000 shares. As of March 29, 2009, 1,489,539 shares were reserved for future grants under the 2006 Plan.

Options granted under the 2006 Plan may be either ISOs or NSOs. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options may be granted for periods of up to ten years, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than the estimated fair value of the underlying stock on the date of grant and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the underlying stock on the date of grant. Options granted under the 2006 Plan generally vest over four years, with the first tranche vesting at the end of twelve months and the remaining shares underlying the option vesting monthly over the remaining three years.

Stock appreciation rights may be granted under the 2006 Plan subject to the terms specified by the plan administrator, provided that the term of any such right may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of the Company’s common stock on the date the stock appreciation right is granted.

Restricted stock awards may be granted under the 2006 Plan subject to the terms specified by the plan administrator. The period over which any restricted award may fully vest is generally no less than three (3) years. Restricted stock awards are nonvested stock awards that may include grants of restricted stock or grants of restricted stock units. Restricted stock awards are independent of option grants and are generally subject to forfeiture if employment terminates prior to the release of the restrictions. During that period, ownership of the shares cannot be transferred. Restricted stock has the same voting rights as other common stock and is considered to be currently issued and outstanding. Restricted stock units do not have the voting rights of common stock, and the shares underlying the restricted stock units are not considered issued and outstanding. The Company expenses the cost of the restricted stock awards, which is determined to be the fair market value of the shares at the date of grant, ratably over the period during which the restrictions lapse.

Performance awards may be in the form of performance shares or performance units. A performance share means an award denominated in shares of Company common stock and a performance unit means an award denominated in units having a dollar value or other currency, as determined by the plan administrator. The plan administrator will determine the number of performance awards that will be granted and will establish the performance goals and other conditions for payment of such performance awards. The period of measuring the achievement of performance goals will be a minimum of twelve (12) months.

Other stock-based awards may be granted under the 2006 Plan subject to the terms specified by the plan administrator. Other stock-based awards may include dividend equivalents or amounts which are equivalent to all or a portion of any federal, state, local, domestic or foreign taxes relating to an award, and may be payable in shares, cash, other securities or any other form of property as the plan administrator may determine.

In the event of a change in control of the Company, all awards under the 2006 Plan vest in full and all outstanding performance shares and performance units will be paid out upon transfer.

Any shares of common stock subject to an award that is forfeited, settled in cash, expires or is otherwise settled without the issuance of shares shall again be available for awards under the 2006 Plan. Additionally, any shares that are tendered by a participant of the 2006 Plan or retained by the Company as full or partial payment to the Company for the purchase of an award or to satisfy tax withholding obligations in connection with an award shall no longer again be made available for issuance under the 2006 Plan.

The number of “full value equity awards” (as defined below) that may be granted will be limited to no more than ten percent (10%) of the shares issuable under the 2006 Plan. For these purposes, a “full value equity award” is any award pursuant to the 2006 Plan, other than options, stock appreciation rights or other awards which are based solely on an increase in value of the Company’s common stock following the date of grant.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides certain information relating to equity awards held by the executive officers named in the summary compensation table at December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (3)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (11)
Patrick C.S. Lo	198,073		—		$4.51	4/5/2010	6,000	(7)	$68,460
	94,100	(1)	—		$15.35	3/11/2015	15,000	(9)	$171,150
	64,582		35,418	(4)	$22.68	5/23/2016	20,000	(10)	$228,200
	47,916		52,084	(5)	$29.23	1/12/2017
	—		100,000	(6)	$28.79	1/11/2018

Christine M. Gorjanc	50,000	(2)	—		$19.55	12/13/2015	7,500	(8)	$85,575
	7,187		7,813	(5)	$29.23	1/12/2017	15,000	(10)	$171,150
	—		25,000	(6)	$28.79	1/11/2018

David S. Soares	417		—		$11.00	7/11/2013	2,000	(7)	$22,820
	3,334		—		$14.79	2/26/2014	5,625	(9)	$64,181
	5,001		—		$9.26	7/23/2014	8,000	(10)	$91,280
	17,500	(1)	—		$15.35	3/11/2015
	6,458		3,542	(4)	$22.68	5/23/2016
	9,583		10,417	(5)	$29.23	1/12/2017
	—		20,000	(6)	$28.79	1/11/2018

Michael F. Falcon	417		—		$16.53	2/9/2014	2,000	(7)	$22,820
	10,000	(1)	—		$15.35	3/11/2015	5,625	(9)	$64,181
	4,065		5,313	(4)	$22.68	5/23/2016	8,500	(10)	$96,985
	7,187		7,813	(5)	$29.23	1/12/2017
	—		15,000	(6)	$28.79	1/11/2018

Michael A. Werdann	1,667		—		$14.79	2/26/2014	2,000	(7)	$22,820
	3,750	(1)	—		$15.35	3/11/2015	2,250	(9)	$25,673
	1,459		1,771	(4)	$22.68	5/23/2016	6,000	(10)	$68,460
	2,395		2,605	(5)	$29.23	1/12/2017
	—		15,000	(6)	$28.79	1/11/2018

(1)	These options were granted on March 11, 2005 and were fully vested upon grant. Shares acquired upon exercise of these options bear a sales restriction preventing the sale or transfer of shares. These sales restrictions will be removed in four equal annual installments with the first installment being removed on March 11, 2006.

(2)	This option was granted on December 13, 2005 and was fully vested upon grant. Shares acquired upon exercise of this option bear a sales restriction preventing the sale or transfer of shares. These sales restrictions will be removed in four equal annual installments with the first installment being removed on November 16, 2006.

(3)	25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider on such dates.

(4)	These options were granted on May 23, 2006.

(5)	These options were granted on January 12, 2007.

(6)	These options were granted on January 11, 2008.

(7)	These awards are restricted stock units and were granted on May 23, 2006. These awards will vest in four equal annual installments with the first installment vesting on May 23, 2007.

(8)	This award is a restricted stock unit and was granted on October 23, 2006. This award will vest in four equal annual installments with the first installment vesting on October 23, 2007.

(9)	These awards are restricted stock units and were granted on January 12, 2007. These awards will vest in four equal annual installments with the first installment vesting on January 12, 2008.

(10)	These awards are restricted stock units and were granted on January 11, 2008. These awards will vest in four equal annual installments with the first installment vesting on January 11, 2009.

(11)	These amounts were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2008, which was $11.41, and the number of shares pursuant to the applicable restricted stock units award.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table provides certain information relating to option exercises and stock vested by the executive officers named in the summary compensation table during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	—	$—	8,000	$199,150
Christine M. Gorjanc	—	$—	3,750	$38,925
David S. Soares	25,000	$531,925	2,875	$72,381
Michael F. Falcon	417	$3,824	2,875	$72,381
Michael A. Werdann	—	$—	1,750	$39,993

(1)	The value realized on exercise equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any pension or nonqualified deferred compensation plans.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the NETGEAR Inc. 2000 Stock Option Plan (which was terminated as to new grants in May 2003), the 2003 Plan, the 2006 Plan, the NETGEAR 2006 Stand-Alone Stock Option Agreement and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,081,753	(1)	$19.82	2,682,229	(2)
Equity compensation plans not approved by security holders	68,749	(3)	$19.16	—

Total	4,150,502		$19.81	2,682,229

(1)	Includes 1,580,422 shares outstanding under the 2003 Plan, 2,501,331 shares outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Includes 160,737 shares available for issuance under the 2003 Plan, 2,345,289 shares available for issuance under the 2006 Plan and 176,203 shares available for issuance under the 2003 Employee Stock Purchase Plan.

(3)	Consists of 68,749 shares outstanding under the NETGEAR 2006 Stand-Alone Stock Option Agreement. The NETGEAR 2006 Stand-Alone Stock Option Agreement refers to a 300,000 share non-qualified stock option granted by the Company in connection with the hiring of a key executive.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with the following of our current named executive officers. Each agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

On December 3, 1999, we entered into an employment agreement with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control of NETGEAR, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

On November 16, 2005, we entered into an employment agreement with Christine M. Gorjanc, our Chief Financial Officer. This agreement provides that if within one year following a change of control of NETGEAR, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of her stock options. If Ms. Gorjanc is terminated without cause, she is entitled to receive severance payments at her final base salary rate for a period of 13 weeks and will continue to have her equity awards vest for three months after such termination.

On November 4, 2002, we entered into an employment agreement with Michael F. Falcon, our Senior Vice President of Operations. This agreement provides that if within one year following a change of control of NETGEAR, Mr. Falcon is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options. If Mr. Falcon is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of 39 weeks and will continue to have his equity awards vest for one year after such termination.

On November 3, 2003, we entered into an employment agreement with Michael A. Werdann, our Vice President of Americas Sales. This agreement provides that if within one year following a change of control of NETGEAR, Mr. Werdann is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options. If the officer is terminated without cause, he is entitled to receive severance payments at his final base salary rate plus base incentive compensation, less applicable withholding, for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company:

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$600,000	$148,300	$748,300
Christine M. Gorjanc	$80,000	$42,788	$122,788
David S. Soares	$—	$—	$—
Michael F. Falcon	$198,750	$57,050	$255,800
Michael A. Werdann	$188,185	$37,083	$225,268

(1)	The value realized equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2008, which was $11.41, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding options under the 2006 Plan vest immediately upon a change in control. Our named executive officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $467,810; Christine M. Gorjanc, $256,725; David S. Soares, $178,281; Michael F. Falcon, $183,986; and Michael A. Werdann, $116,953. The value realized equals the difference between $11.41 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2008) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason after a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, as a result of a change in control of the Company. The amounts shown in the table are in addition to any benefits already realized by that named executive officer as a result of the change in control event itself.

Name	Cash Severance ($)	Value Realized from Equity Options and Awards ($) (1)	Total ($)
Patrick C.S. Lo	$600,000	$—	$600,000
Christine M. Gorjanc	$—	$—	$—
David S. Soares	$—	$—	$—
Michael F. Falcon	$—	$—	$—
Michael A. Werdann	$—	$—	$—

(1)	The value realized equals the difference between $11.41 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2008) and the option or award exercise price per share, multiplied by the number of shares that would vest under the terms of each employment agreement.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON

JEF GRAHAM

GREGORY J. ROSSMANN

JULIE A. SHIMER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of A. Timothy Godwin, Linwood A. Lacy, Jr., George G. C. Parker and Jocelyn E. Carter-Miller, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2004, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by Independence Standards Board Standard No. 1.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 4, 2009.

Respectfully submitted by:

THE AUDIT COMMITTEE

A. TIMOTHY GODWIN

LINWOOD A. LACY, JR.

GEORGE G. C. PARKER

JOCELYN E. CARTER-MILLER

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, Inc. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except as follows: Mr. Patrick C.S. Lo filed an amended Form 4 reporting three transactions late; and Mr. Michael A. Werdann filed two amended Forms 4 each reporting one transaction late.

RELATED PARTY TRANSACTIONS

We have determined that there were no related party transactions to disclose in 2008.

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

JOCELYN E. CARTER-MILLER

RALPH E. FAISON

A. TIMOTHY GODWIN

JEF GRAHAM

LINWOOD A. LACY, JR.

GEORGE G. C. PARKER

GREGORY J. ROSSMANN

JULIE A. SHIMER

Dated: April 22, 2009

APPENDIX A

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

(amended March 23, 2009)

The following constitute the provisions of the Employee Stock Purchase Plan of NETGEAR, Inc.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) Plan (“Non-423(b) Component”) which do not qualify under Section 423(b) of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 unless the offering is made under the Non-423(b) Component of the Plan.

2. Definitions.

(a) “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company, as applicable, as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b).

(f) “Committee” means a committee appointed by the Board.

(g) “Common Stock” shall mean the common stock of the Company.

(h) “Company” shall mean NETGEAR, Inc., a Delaware corporation.

(i) “Compensation” shall mean all base straight time gross earnings, commissions, overtime and shift premiums, but exclusive of payments for incentive compensation, bonuses and other compensation.

(j) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(k) “Director” shall mean a member of the Board.

(l) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except for certain employees of certain Designated Subsidiaries that are participating in the Non-423(b) Component of the Plan that the Administrator may, from time to time, designate as ineligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” shall mean January 31 and July 31 of each year, or the immediately preceding Trading Day if January 31 or July 31 is not a Trading Day.

(o) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(p) “Offering Date” shall mean the first Trading Day of each Offering Period.

(q) “Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on February 1 and August 1 of each year and terminating on the following January 31 and July 31, or the immediately preceding Trading Day if January 31 or July 31 is not a Trading Day. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(r) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

(t) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Exercise Date; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(v) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on February 1 and August 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Offering Date.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the employing Designated Subsidiary, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company or the employing Designated Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 10,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator, including by means of electronic notice.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date for an Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall occur before the date of the Company’s proposed Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate, amend or suspend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 20 hereof.

EXHIBIT A

NETGEAR, INC.

EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:
Change in Payroll Deduction Rate
Change of Beneficiary(ies)

1.	hereby elects to participate in the NETGEAR, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2.	I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation on each payday (from 0 to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3.	I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Employee Stock Purchase Plan.

4.	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to shareholder approval of the Employee Stock Purchase Plan.

5.	Shares of Common Stock purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Eligible Employee or Eligible Employee and Spouse only).

6.	I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, whichever is later, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the Fair Market Value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the Fair Market Value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (please print)

	(First)	(Middle)	(Last)

Relationship

Percentage of Benefit	(Address)

NAME: (please print)

	(First)	(Middle)	(Last)

Relationship

Percentage of Benefit	(Address)

Employee’s Social Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

Spouse’s Signature (If beneficiary other than spouse)

EXHIBIT B

NETGEAR, INC.

EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the NETGEAR, Inc. Employee Stock Purchase Plan which began on                     ,              (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period and that such notice is being given prior to the Exercise Date for the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3 IN THE DISCRETION OF THE PROXIES AND ATTORNEYS-IN-FACT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

Please mark your votes as indicated in this example

FOR ALL WITHHOLD FOR ALL

*EXCEPTIONS

1. ELECTION OF DIRECTORS

Nominees:

01 Patrick C.S. Lo

02 Jocelyn E. Carter-Miller

03 Ralph E. Faison

04 A. Timothy Godwin

05 Jef Graham

06 Linwood A. Lacy, Jr.

07 George G. C. Parker

08 Gregory J. Rossmann

09 Julie A. Shimer

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE NETGEAR, INC. 2003 EMPLOYEE

STOCK PURCHASE PLAN TO INCREASE THE

NUMBER OF SHARES OF NETGEAR, INC.

COMMON STOCK AUTHORIZED FOR SALE

THEREUNDER BY 500,000 SHARES

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2009

FOR AGAINST ABSTAIN

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s).

Mark Here for Address Change or Comments SEE REVERSE

Will Attend Meeting

YES

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Important notice regarding the availability of proxy materials for the Stockholder Meeting to be held June 2, 2009. The Proxy Statement and Annual Report on Form 10-K are available at: http://materials.proxyvote.com/64111Q

NETGEAR®

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NETGEAR, INC.

Proxy for Annual Meeting of Stockholders

The undersigned stockholder of NETGEAR, Inc., a Delaware corporation, hereby acknowledges receipt of the 2008 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of NETGEAR, Inc. to be held on June 2, 2009, at 10:00 a.m., local time, at the company’s principal executive offices located at 350 East Plumeria Drive, San Jose, CA 95134, and hereby appoints Patrick C.S. Lo and Christine M. Gorjanc, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all the shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments

(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your NETGEAR, Inc. account online.

Access your NETGEAR, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for NETGEAR, Inc. now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

Make address changes

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-877-854-4593

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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